October 10, 2006
Mr. Tony Flag
First United Ethanol
2 West Broad Street
Camilla, GA 31730
Dear Tony:
This document serves as the service agreement between US Water Services and First United Ethanol for the 100 MMgy ethanol plant to be located in Camilla, GA. Signing the service agreement shows the customers intent to utilize US Water Services as the water treatment supplier. Signing the LOI will allow US Water Service to commit to the necessary resources and equipment
If US Water Services satisfactorily performs the engineering services and analytical support work required during the design build process as detailed in Appendix A with a value of over $78,000 if purchased through an outside consulting engineering company,
US Water Services will expect to partner with First United Ethanol for long term water treatment chemicals and services. Appendix B shows the standard water treatment services agreement we will present when all the water and equipment information is known. If US Water Services does not satisfactorily perform the services detailed in Appendix A, the customer has no obligation to continue to utilize our services.
We would like a level of commitment from First United Ethanol to show that the intention to utilize US Water Services at the water treatment company is a valid assumption. US Water Services is committing to be competitive with other suppliers of similar services and equipment.
Printed Name

/s/ Anthony J. Flagg CEO	10/11/06

Printed Name, Title, Date

/s/ Kent K. Herbst	10/10/06

Kent K. Herbst
Ethanol Team Leader — USWS

Appendix A
The below services are essential to the design, construction and operation of a new ethanol plant. These services can take up to 500 engineering hours to complete depending on the complexity of the water and environmental discharge and capital equipment. The services shall be provided throughout the scope of the project including but not limited to the detailed listing below. The value of the services and products supplied as part of this agreement have a market value of $78,000 if purchased separately from other engineering and environmental services companies. The valuation of our services are based upon a labor rate of $150.00/engineering hour, plus materials, equipment and other expenses. As part of this agreement US Water Services agrees to perform the below services at no charge as part of an overall agreement to provide the chemicals and water treatment equipment for construction and operation.

Project Feasibility and Conceptual Design Stage	Value$6,500
•	Work with site representatives to identify water source

•	Aid in sampling by sending water sampling kit and/or technical representative

•	Provide laboratory services and test water for contaminants

•	Provide detailed cost analysis of the water source impact on water treatment capital equipment

•	Provide cost analysis of capital water treatment costs versus operational costs to provide best options

•	Evaluate “Return on Investment” options by computer modeling

•	Provide budget guidelines for chemicals, capital water treatment equipment and chemical control and feed equipment

•	Work with permitting agencies to determine water source impact on discharge

•	Provide waste discharge profile to waste permitting agencies

•	Meet with and work with waste permitting agencies to help guide permit through the process

Detailed Engineering Stage	Value $10,500
•	Design/review chemical feed systems to insure chemical compatibility, safety and control of system

•	Provide drawings of chemical feed system

•	Provide P&ID’s of capital water treatment equipment layout

•	Design operator testing program and make recommendations of test equipment needed

•	Meet with engineering design, installation and site personnel to coordinate all aspects of water treatment

•	Review water balances for water reuse opportunities.

•	Provide optimum chemistries to reduce operating costs prolong equipment life and meet discharge limitations.

•	Integrate the water treatment equipment with system operating system to provide monitoring and control from central point

Construction Stage	Value $36,000
•	Develop and provide Operation Manuals for equipment, chemicals and control equipment

•	Develop cleaning procedures to boiler and cooling system start up

•	Develop operator training program

•	Develop Legionella Risk Assessment to minimize liability of Legionnaire’s disease

•	Work with installers to optimize the equipment installation

•	Provide all necessary stainless steel chemical totes, level gauges and chemical manifolds

•	Provide on site guidance to contractor to ensure proper installation of water treatment equipment and systems.

Commissioning and Startup Stage	Value $25,000
•	Start up capital water treatment equipment and document conformance to operating specifications ☑ Systems covered: RO, RO CIP, Tower controller, Boiler controller, water works PC

•	Provide products and instructions to assure successful cleaning and pretreatment of equipment

•	Conduct Supervisor and Operator Training

•	Provide 14 days of on-site service by trained service engineer throughout start up period. Time will start either the weekend before grind and continue for 14 days or it will begin the day of grind and continue for 14 days.

•	Start up chemical feed systems

•	Test chemistries and control equipment to assure that specifications are meet.

•	Confirm and document discharge chemistries meet discharge permits

Operating Stage (Included in service agreement)	Value $6,500
•	Provide service technician a minimum of monthly or as agree upon with plant

•	Test water systems and equipment performance during service visits

•	Provide written evaluation of equipment operating conditions

•	Plant shut down support (boroscope)

•	Boiler inspections and visual documentation of equipment condition

•	If required, help with environmental permit paperwork

•	Measure benchmarks for operating equipment such as boilers, RO’s, softeners and cooling systems

•	Provide corrosion prevention data

•	Provide bacteria and Legionella prevention assessment

•	Inspect equipment and document physical condition

•	Provide “Return on Investment” recommendations

•	Provide emergency response to problems

•	Update Operations Manual

•	Provide continuous training program for operators

•	Make recommendations on capital water treatment equipment

•	Provide laboratory analysis of water systems as needed to assure program success

•	Provide all “Yeast Friendly”, non sodium based chemicals for boiler systems

•	Provide environmentally acceptable non oxidizing biocide chemicals for cooling system

•	Provide environmentally acceptable scale and corrosion inhibitor

•	Provide site specific scale and fouling operational chemical for reverse osmosis

•	Provide specialty cleaning chemicals for the boiler, tower and reverse osmosis system. (not included on service agreement)

•	Provide all testing reagents and reagent dispensing equipment

•	Provide quarterly corrosion coupon studies.

APPENDIX B
U.S. Water Services Chemical & Services Agreement
XYZ Company
Term
U.S. Water Services agrees to provide the necessary water treatment chemicals (reverse osmosis, cooling tower, and boilers) and service program for a period of three years from the startup of the XYZ Company plant, which is expected to be operational January 1, 2010.
Investment
Beginning December 1, 2006, XYZ Company agrees to pay U.S. Water Services $XX,XXX per month for specialty water treatment chemicals, testing reagents, engineering services, environmental support services, and plant start up assistance. The payments will be made in monthly installments according to invoices generated by U.S. Water Services, and this amount is based on the nameplate production of 50 million gallons per year. State and local taxes will be added to each invoice unless a tax exemption is on file with U.S. Water Services. This agreement will automatically renew each year. Price increases may be taken on the anniversary date of the contract provided that a 30-day notice of the increase is provided to the customer. All testing reagents are listed in Schedule A-1 and the specialty water treatment chemicals covered under this agreement are listed in Schedule B-1.
Initial Order
Not included under the Chemical and Services Agreement are one-time use chemicals and lab equipment. These items are outlined in Schedule D-1. The amount of these items is estimated to be $XX,XXX.
Not To Exceed Costs for Chemicals
U.S. Water Services agrees to limit the annual chemical cost for the products in Schedule A-1 and B-1 to a maximum of $XX,XXX, provided the chemicals are applied within the recommended limits specified by U.S. Water Services. If annual production and water usage are above nameplate design the customer may be billed at a rate of $XX,XXX / 1,000,000 gallons additional ethanol production. Nameplate design and water efficiencies are outlined in Schedule C-1. Operational variances from the design basis outlined in Schedule C-1 may result in additional charges. Charges will be reconciled at the end of every quarter. All efficiencies are based on a quarterly average.

Termination
The customer or U.S. Water Services may terminate the chemical and service agreement with 30 days written notice. If the customer terminates the chemical and service agreement, outstanding equipment balances owed, if any, and bundled discounts taken must be paid in full prior to termination. In addition, all remaining opened chemical inventory that is part of this agreement, (Schedule B-1) must be purchased prior to termination. U.S. Water owned equipment shall be returned within 30 days of termination date. If U.S. Water Services terminates the chemical and service agreement, the customer has the choice of continuing to pay equipment installments per the installment schedule or may pay the outstanding amount in full.
The customer and U.S. Water Services agree that the results of any water treatment program depend on the diligent application of the water treatment program and the proper operation of the operating equipment. U.S. Water Services will not be responsible for any failure, caused in whole or part, by the customer not implementing or following recommendations made by U.S. Water Services personnel. Under no circumstances shall U.S. Water Services or the customer be liable to the other for incidental or consequential damages.

Customer:	/s/ Anthony J. Flagg

By:	FUEL

(Signature)

Anthony J. Flagg

(Printed Name)

Title:	CEO

Date:	10/11/06
Tax Exempt:            Yes ☐            No ☑

Supplier:	U.S. Water Services

By:	/s/ Kent K. Herbst

(Signature)

Kent K. Herbst

(Printed Name)

Title:	Ethanol Team Leader

Date:	10/10/06

Schedule A-1

Test Kits Description	# of Units	Part No.
SaniCheck AB	3	854 AN
Total Alkalinity	1	226 A
Total Alkalinity	1	226 C
N/50	4	203 G
Free Cl2 packets	6	H21055-69
TDS Soln 3000 umhos	1	117/300F
High Range Hardness Titrating Soln	4	145 G
Low Range Hardness Titrating Soln	2	144 G
Ca Hard. Buffer soln	1	107 A
Ca Hard. Buffer soln	1	107 E
Ca Indicator powder	1	109 B
Ca Indicator powder	1	109 C
BaCl solution 30%	1	101A
BaCl solution 30%	1	101C
Hard. Buffer Soln	1	138 A
Hard. Buffer Soln	1	138 E
Hard. Indicator Powder	1	139 B
Hard. Indicator Powder	1	139 C
4 Automatic 10 ml Burettes	4	702
P Indicator	1	168 A
P Indicator	1	168 C
Starch Acid/Sulfite Indicator Powder	3	199 B
Potassium Iodide Titrating Soln. N/80	1	175 G
Polymer Buffer	1	511 C
Polymer Buffer	2	511 E
Polymer Titrant	1	512 C
Polymer Titrant	1	512 E
Iron Powder Packets 10 ml	3	H21057-69
25 ml Sample Cells (round)	6	H1730-06
Powder Pour Spout	3	799
140 ml casserole	1	738
Eye Dropper 0.5 and 1.0 ml	4	759
Graduated Cylinder, Plastic 100 m	1	778

Additional Services

Services Description	# of Units	Supplier	Start up
Corrosion coupon	16	USWS	4*

*Corrosion coupons for start up include Copper, Carbon Steel, Stainless Steel and Scaling coupon.

Schedule B-1

System	Chemical	Use
`
Boiler	BWT-103-L Plus	Oxygen Scavenger
Boiler	Boiler MP	Scale/Corrosion Inhibitor
Boiler	RLT-35	Condensate Treatment
Boiler	BWT-200B	Alkalinity Adjustment
Cooling Tower	CWT-530	Scale/Corrosion Inhibitor
Cooling Tower	Biotrol 509	Non-Oxidizing Biocide
Reverse Osmosis	RO-503	RO Antiscalant
Reverse Osmosis	BWT-104	Chlorine Scavenger
Reverse Osmosis	ROC-20	RO CIP Chemical
Reverse Osmosis	ROC-50 Plus	CO CIP Chemical
Chemicals and equipment not specifically listed in Schedule B-1 above are excluded from this agreement. These include:
•	Sulfuric acid

•	Chlorine

•	Process chemicals
It is the responsibility of the plant to order totes of 12% Sodium Hypochlorite, 66o Baume Sulfuric Acid, and a pallet of salt prior to start up.

Schedule C-1

330 S. Cleveland St. Cambridge, MN 55008 P: 763 689-3636 F: 763 689-3660
Schedule D-1

Part Number	Description	Use
BoilOut	BoilOut	Chemical for Cleaning Boiler
TowerClean 819	TowerClean 819	Chemical for Cleaning Condenser System
DR-890	Spectrometer	Digital Testing of System Chemistries
TDS EP-10	Conductivity Meter	Used to Determine Operating Levels
717	Auto 10 mL Burettes	Testing Titration Methods
60060	Casserole	Testing Titration Methods
770	Graduated Cylinders	Testing Titration Methods
759	Eye Droppers	Reagent Dosing
Auto SDI	Auto SDI	Determine RO Feed SDI Level